FOR IMMEDIATE RELEASE                                                               Exhibit 99.2

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK ANTICIPATES ADDITIONAL FUNDING FROM NEWLY AUTHORIZED $100 MILLION LOUISIANA CAPCO PROGRAM

New York, N.Y., July 1, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of financial and business services to small businesses announced its intention to participate in the recently expanded Louisiana Certified Capital Company (CAPCO) Program. On June 14, 2002, Louisiana Governor Murphy James "Mike" Foster, Jr. signed the legislation creating the $100 million CAPCO tax credit program. The program will direct much needed capital to small Louisiana businesses. This latest CAPCO program will be funded half in 2002 and half in 2003.  In each year $50 million will be available to insurance companies in the form of premium tax credits.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: “We are pleased to announce that, on June 25, 2002, the Governor of Louisiana signed a $100 million Certified Capital Company bill. Through its participation in the CAPCO programs, Newtek has raised significant capital that is non-dilutive to Newtek’s shareholders and is ultimately accretive to earnings. Funds raised in the programs are used for investment in local businesses.  To date Newtek Capital has raised a total of approximately $165 million through similar CAPCO programs in Colorado, Florida, Louisiana, New York, and Wisconsin. Newtek will participate in the current program through its Louisiana based CAPCO and regional business development center which has raised $20 million of certified capital to date.”

Newtek Capital Inc. is a premier provider of financial and non-financial business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital’s service brand includes: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services- offering IT solutions, Newtek Financial Information Systems-offering back office support and controller services, and Newtek Strategies-offering strategic business management services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK MEETS STREET ESTIMATES FOR THE SECOND QUARTER 2002

RECONFIRMS  $.16 AND  $.20 GUIDANCE FOR 2002 AND 2003 RESPECTIVELY

New York, N.Y., August 12, 2002 - Newtek Capital, Inc. (AMEX: NKC), a premier provider of branded business and financial services to the small business market and the owner of the growing “Newtek” brand, announced today its results for the quarter ended June 30, 2002. Newtek reported revenues of approximately $5,351,000 for the quarter and a net loss of ($545,000), or ($.02) per share, matching Wall Street’s estimates.

For the six months ended June 30, 2002, Newtek reported revenues of approximately $11,423,000 and a net loss of ($705,000) before extraordinary items, or ($.03 ) per share, beating Wall Street’s estimates of ($.04) a share. After extraordinary items, Newtek reported a net loss of approximately ($439,000), or ($.02) a share.

Barry Sloane, Chairman and CEO of Newtek, commented, “We are extremely pleased at our results for the second quarter and the first half of 2002 as we continue to improve our balance sheet. Our cash holdings have increased by $12,230,626 from $31,171,966 on December 31, 2001 to $43,402,592 on June 30, 2002. During the same period, stock holders’ equity increased by $5,616,840 from $11,391,537 to $17,008,377. Our management and organization continue to demonstrate that we are able to perform in difficult market conditions and deliver expected and outstanding results. Our Q3 and Q4 performance will drive our annual results and we continue to see exceptional progress in our underlying brand development and operating results at the partner company level. We are confident that Newtek, in the future, will be recognized as a leading brand provider of business services and financial products to the small business market.”

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of financial and non- financial business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital’s service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services- offering IT solutions, Newtek Financial Information Systems-offering back office finance information and controller services, and Newtek Strategies-offering strategic business management and global marketing services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

NEWTEK CAPITAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31,	June 30,
ASSETS	2001	2002
Cash and cash equivalents	$43,402,592	$31,171,966
Credits in lieu of cash	26,411,972	21,810,776
Investments in qualified businesses	5,857,705	14,450,228
Structured insurance product	2,812,597	2,731,894
Prepaid insurance	13,128,123	10,820,841
Prepaid expenses and other assets	1,192,055	953,142
Furniture, fixtures and equipment, net	355,504	128,290
Goodwill	2,656,517	963,736
Asset held for sale	-	331,929
Total assets	$95,817,065	$83,362,802

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
Accounts payable and accrued expenses	$2,356,618	$1,541,359
Notes payable - certified investors	3,851,285	3,858,389
Notes payable - insurance	9,970,699	9,404,032
Note payable - bank	-	575,000
Mortgage payable	-	306,929
Interest payable	59,071,128	49,640,846
Deferred tax liability	1,293,673	1,563,018
Total liabilities	76,543,403	66,889,573
Minority interest	2,265,285	5,081,692
Stockholders' equity:
Common Stock (par value $0.02 per share:
authorized 39,000,000 shares, issued and
outstanding 24,559,681 and 22,212,517)	491,193	444,250
Additional paid-in Capital	19,452,253	13,442,899
Accumulated deficit	(2,935,069)	(2,495,612)
Total stockholders' equity	17,008,377	11,391,537
Total liabilities and stockholders' equity	$95,817,065	$83,362,802

           Please see SEC filings for accompanying notes to these condensed consolidated financial statements.

NEWTEK CAPITAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2002, AND 2001

	Three Months Ended June 30,		Six Months Ended June 30,

Revenue:	2002	2001	2002	2001
Income from tax credits	$4,871,278	$8,621,115	$10,258,105	$14,651,218
Consulting fee income	52,617	-	99,317	8,000
Interest and dividend income	219,739	574,875	460,449	1,213,085
Other income	207,223	80,603	604,687	125,841
Total revenue	5,350,857	9,276,593	11,422,558	15,998,144
Expenses:
Interest	2,914,776	2,849,622	5,568,363	6,185,154
Payroll and consulting fees	789,320	564,685	2,545,732	1,380,319
Professional fees	434,470	702,768	1,174,438	1,173,582
Insurance	307,877	367,432	864,755	765,539
Other	1,185,939	284,096	1,811,432	450,243
Total expenses	5,632,382	4,768,603	11,964,720	9,954,837
(Loss) income before other than temporary decline in value of investments, gain on sale of property, equity in net losses of affiliates, minority interest, extraordinary gain and provision for income taxes	(281,525)	4,507,990	(542,162)	6,043,307
Other than temporary decline in value of investments (net of $28,705 recovery in 2002)	(369,692)	(225,000)	(987,605)	(225,000)
Gain on sale of property	-	-	16,841	-
Equity in net losses of affiliates	(71,631)	(661,938)	(672,875	(960,736)
(Loss) income before provision for income taxes, extraordinary gain and minority interest	(722,848)	3,621,052	(2,185,801)	4,857,571
Minority interest in (income)loss	(156,888)	(948,207)	1,048,638	(929,647)
(Loss) income before provision for income taxes and extraordinary gain	(879,736)	2,672,845	(1,137,163)	3,927,924
(Benefit from) provision for income taxes	334,300	(1,448,421)	432,122	(1,943,029)
(Loss) income before extraordinary gain on conversion of minority interest into Newtek stock	(545,436)	1,224,424	(705,041)	1,984,895
Extraordinary gain on acquisition of minority interest, net of taxes of $162,778 for 2002	-	-	265,584	-
Net income (loss)	$(545,436)	$1,224,424	$(439,457)	$1,984,895
Weighted average common shares outstanding: Basic	24,428,414	`1,731,384	23,634,712	21,558,438
Diluted	24,428,414	21,731,384	23,634,712	21,558,438
Income per share: Basic	$(.02)	$.06	$(.02)	$.09
Diluted	$(.02)	$.06	$(.02)	$.09
(Loss) income per share before extraordinary items: Basic	$(.02)	$.06	$(.03)	$.09
Diluted	$(.02)	$.06	$(.03)	$.09

Please see SEC filings for accompanying notes to these condensed consolidated financial statements.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK FINANCIAL INFORMATION SYSTEMS NAMES STEVEN SINGER AS

PRESIDENT AND CEO

New York, N.Y., September 9, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of financial and business services to small businesses, announced today that its Florida-based financial information systems provider, Newtek Financial Information Systems (“Newtek FIS”), has appointed Steven Singer as President and Chief Executive Officer.  Newtek FIS provides complete outsourced financial information systems and services to small businesses.  Mr. Singer will succeed Gregory Zink, who will continue as Chairman.

Mr. Singer has spent the majority of his career in accounting and finance with financial service companies and has participated in successfully growing small businesses at a senior management level.  Most recently, Mr. Singer was the Chief Financial Officer of Joseph Gunnar & Co., LLC, a New York based full service securities broker/dealer.  Prior to that, he was Chief Financial Officer of a wholly owned broker/dealer of a London based publicly held company. Mr. Singer began his career in the financial services audit practice of Coopers & Lybrand (currently PricewaterhouseCoopers), and is a New York certified public accountant.

Mr. Singer stated “The opportunity at Newtek Financial Information Systems was immediately obvious to me.  There is incredible potential for small businesses to save money and become more efficient by outsourcing their CFO, controller and bookkeeping functions.  I’m equally delighted to be part of the Newtek team and to execute on Newtek Capital’s branding strategy via Newtek FIS.  Newtek Capital has a unique set of market-leading products and services and the resources and vision to bring them to market, offering small business customers superior solutions.”

Greg Zink commented that, “Steve Singer is a seasoned financial professional and we are delighted to have him come aboard and lead Newtek FIS.  Steve’s background and skill sets are ideally suited to the growth objectives of Newtek FIS.”

Newtek Capital’s CEO Barry Sloane stated “Steven Singer has outstanding credentials for this position.  With Steven, we have appointed a leader who has distinguished himself throughout his career by producing outstanding results.  We anticipate his influence in growing our external base of small business customers exponentially.”

Newtek FIS (www.newtekfinancial.com), based in West Palm Beach, Florida, provides complete outsourced financial management and administration solutions to small business clients.  Newtek FIS utilizes a real-time, web-based Citrix server application and dedicated financial professionals to provide small businesses with all functions performed by a chief financial officer, controller and bookkeeper at a substantial cost savings.  Newtek FIS’s customized financial reporting and analysis systems are geared to each customer’s unique requirements and their need to receive timely and accurate financial information.  Newtek FIS’s mission is to provide small company management with the financial tools and analysis that allow these management teams to focus on operating and growing their businesses, rather than devoting time and attention to financial back-office administration tasks.

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of financial and business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, and Newtek Strategies-offering strategic business management and global marketing services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK CAPITAL ANNOUNCES CHANGES IN BOARD

TO ENHANCE GOVERNANCE AND FINANCIAL DISCLOSURE

PROJECTED CLOSING OF SMALL BUSINESS LENDING ACQUISITION

ENHANCED AUDIT AND COMPENSATION COMMITTEES

New York, N.Y., September 10, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of financial and business services to small businesses, announced today that the Company’s Board of Directors has approved actions aimed at enhanced governance and financial disclosure.  David C. Beck will join the Company’s Board of Directors and assume chairmanship of its Audit Committee, and Steven A. Shenfeld, a Director since 2000, will chair the Board’s Compensation Committee.  Newtek also reported that CEO Barry Sloane and CFO Brian Wasserman have certified the Company’s Form 10Q reports for the second quarter of 2002, pursuant to newly-enacted provisions of the Sarbanes-Oxley Act of 2002.

Mr. Beck is currently Managing Director of Copia Capital, LLC.  Prior to joining Copia, Mr. Beck was Chairman and CEO of Universal Savings Bank, Milwaukee and First Interstate Corporation of Wisconsin, a publicly traded company.  He is also a certified public accountant and has served on a number of boards of both publicly held and private corporations.  Mr. Beck replaces John Cox, who relinquished his seat on the Board to become Chairman and CEO of Newtek Small Business Finance.  Following the approval of the U.S. Small Business Administration, Newtek Small Business Finance will assume the SBA lending business of Commercial Capital Corporation, presently being acquired by Newtek Capital.

Mr. Sloane stated, “We are pleased to have Dave Beck on our Board and as head of the Audit Committee.  The Audit Committee was established to maintain and evaluate the Company’s financial reporting controls.  We would like to reiterate our commitment to providing our investors with complete and accurate financial results and Mr. Beck’s background will certainly assist in this effort.”

In addition, the Compensation Committee has retained an outside consultant to conduct a study comparing executive compensation levels and structure in the marketplace with that at the Company.

COMMERCIAL CAPITAL CORP ACQUISITION

Separately, the Company announced that it is filing with the Securities and Exchange Commission pro forma financial information to show the possible effect of the Commercial Capital Corporation (“CCC”) acquisition as if it had closed during 2001.  Mr. Sloane indicated, “The numbers are only projections and are, of course, based on numerous assumptions, so they can only be suggestive.  Nonetheless, and in line with our acquisitions strategies, the presentation does show that the transaction could have a material positive effect on the Company, even without any change in the current low level of CCC’s business.  The additional benefit to the Company of the availability of this lending program for small businesses should have an exciting and positive effect which is not even addressed in these projections.”

John Cox, who will head this new business, stated, “We are hopeful that we will obtain the necessary approvals of the SBA and CCC’s lenders, and be in a position to take over operations as early as next month.”  Prior to joining the Company’s Board in 2000, Mr. Cox had completed 30 years of service at the SBA, departing as Associate Administrator.  During his time at the agency, he was responsible for the design and implementation of the SBA’s popular and very successful 7(a) small business loan program, in which CCC has been an active participant.

ABOUT NEWTEK CAPITAL Newtek Capital, Inc. is a premier provider of financial and non-financial business services to the small business market. The Company invests in and provides financial, management and technological services for small businesses throughout the country. The Company’s service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, and Newtek Strategies-offering business management and global marketing services.

The statements in this release contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, governmental approvals and similar matters, especially those which are not statements of historical facts. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward–looking statements. The Company notes that such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company’s actual performance or results to be materially different than expressed or implied by the forward-looking statements.  A variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins, the failure of the Company to complete a transaction or additional risks or uncertainties described in Newtek Capital’s filings with the Securities and Exchange Commission.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK LAUNCHES “NEWTEK CLIENT SERVICES” ITS FIFTH BRAND

New York, N.Y., September 17, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business services and financial products to small businesses, today announced the launch of “Newtek Client Services” which will handle customer relations and cross-sell all of the other Newtek-branded products and services, including:

  information technology services
  outsourced bookkeeping, controller and CFO functions
  electronic merchant payment processing
  global marketing and strategic planning
  small business lending
  business brokerage

Newtek, consistent with its overall branding strategy, intends to grow its business to include other services and products such as human resources, commercial insurance and possibly banking for its small business client base. The Company’s website www.newtekclientservices.com and toll-free number 1-866-NEW-1-TEK will serve as marketing and customer service tools to support the Newtek brands and to service new and existing Newtek customers.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: “Newtek Client Services’ goal is to develop a rapport with the clients of all of our service businesses, provide customer relations after the first sale, coordinate our cross-selling efforts and offer a broad menu of Newtek products and services. Newtek Client Services will be the engine that drives the cross-selling of our brands to the thousands of businesses that need quality products and services at a fair price.”

Gary S. Becker, President of Newtek Client Services, stated: “I am very excited about our partnership with the Newtek family of companies. I am looking forward to building upon their foundation of small business services and extending their commitment to the broader small business market. The ability to deliver sophisticated corporate resources to the underserved small business community is a challenge I anxiously await. I am really looking forward to working with the Newtek team and assisting the small business owners in every way possible.”

Craig J. Brunet, CEO of Newtek Strategies, commented: “Gary has succeeded in meeting the needs of small businesses since 1981 and has personally served over 2,200 small business customers. With his extensive background, Gary provides valuable insight into what small business owners need to succeed and thrive in today’s competitive marketplace.”

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of financial and business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, and Newtek Client Services-providing marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

FORMER CHAIRMAN OF EQUITABLE LIFE HOLDING CORPORATION JOINS NEWTEK CAPITAL AS STRATEGIC ADVISOR TO CEO

New York, N.Y., September 18, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business and financial services to small businesses, announced today that Nelson Broms has been named strategic advisor to the Chairman and CEO, Barry Sloane.

As Strategic Advisor to the Chairman, Mr. Broms will assist in assessing and developing the Company’s business strategy. Mr. Broms stated: “With small businesses continuing to lead the innovation and growth of the American economy, Newtek’s comprehensive structure, providing critical corporate components rarely available to small businesses, is an exciting endeavor. I’m happy to be working with Barry Sloane in expanding and implementing this concept.”

Barry Sloane stated: “Nelson Broms is a successful business executive and leader whose accomplishments over many years bring us a wealth of experience and guidance that is difficult to match. I look forward to working with Nelson Broms as he advises and guides our organization to become a pioneer in developing our platform to provide business services and financial products to the small business market. I have known of Mr. Broms’ work for many years; he has been a change agent and a creator of business technology throughout his career and we welcome his leadership and direction to Newtek.”

Mr. Broms spent fourteen years at Equitable Life Holding Corporation, serving six years as President and CEO and three years as Chairman. He currently serves as senior advisor to the chairman of Aquila, Inc., an operator of electricity and natural gas distribution networks as well as power generation and mid-stream natural gas assets.A Distinguished Visiting Entrepreneur at Columbia University, he is also a recent recipient of an honorary doctorate degree. He founded Financial Security Assurance Holdings, Ltd. and has served as director, executive officer or senior advisor to corporate executives for a number of companies, including Clayton, Dubilier & Rice, Inc.; Cortecs, Inc.; Preferred Healthcare, Ltd.; US Physical Therapy, Inc.; Contel, Inc.; and Primark, Inc. Mr. Broms also served in the United States Army as General Staff Officer in General Patton’s Headquarters Third Army (U.S.) as well as in the Korean War, totaling almost seven years of active military service.

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of financial and business services to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, and Newtek Client Services-providing marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK CAPITAL RAISES $8 MM OF CERTIFIED CAPITAL IN LOUISIANA

New York, N.Y., October 15, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business services and financial products to small businesses, today announced it has raised $8 million of certified capital,  authorized by the Louisiana Office of Financial Institutions, for the firm’s tenth certified capital company (“CAPCO”) investment pool, Wilshire Louisiana Partners III, LLC.  As is the case with the firm’s previous CAPCOs, this additional investment capital is non-dilutive to Newtek’s shareholders.  This fund is the Company’s third CAPCO investment pool in the State of Louisiana, demonstrating Newtek’s commitment to investing in and operating Louisiana-based businesses.  The Company’s already established Regional Business Development Center is located at 650 Poydras Street, Suite 1425, New Orleans, LA 70130.  The office is managed by F. Anderson (“Andy”) Stone, CFA.

The State of Louisiana allocated $8 million of certified capital and their related tax credits, or 20.0% of the $40 million total, to Newtek’s CAPCO.  This brings the total amount of certified capital that Newtek’s CAPCOs have raised to over $167 million across the five state programs that the Company participates in.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: “This is the first of four CAPCOs that we anticipate funding and closing over the next twelve months.  Our certified capital company participation continues to enable us to raise non-dilutive capital, which is accretive to earnings, and further develop our initiative of providing high quality branded business services and financial products to the small business market through our own targeted investment in small businesses.”

Andy Stone stated: “I am pleased that Louisiana continues to show its confidence in the certified capital company program as demonstrated by the authorization of this and next year’s investment pools.  Led by the Governor and the Department of Economic Development, there is a new spirit of cooperation and focus throughout the State on Vision 20/20, the State’s economic development plan.  Working within this framework, we look forward to increasing our investments in Louisiana businesses that will create the growth to realize the goals of Vision 20/20.”

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of business services and financial products to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, and Newtek Client Services-providing marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

MAJOR INSURANCE COMPANIES ACQUIRE STAKE IN NEWTEK CAPITAL

New York, N.Y., October 17, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business services and financial products to small businesses, announced today that Principal Financial Group, Phoenix Life Insurance Company and Atlantic Mutual Insurance Company have acquired equity stakes in Newtek Capital.  These three insurance companies have agreed to convert their minority equity ownership in Newtek’s certified capital companies (“CAPCOs”) into Newtek Capital common stock.  The equity exchanges are part of a broader initiative of Newtek Capital to allow participants in its CAPCO programs to convert their equity in the CAPCOs into Newtek Capital’s AMEX-traded stock.

Similarly, the following other major insurance companies have previously exchanged their warrants for common stock: American International Group (AIG), Massachusetts Mutual Life Insurance Company, American Family Mutual Insurance Company, Pacific Life Insurance Company, and Northwestern Mutual Life Insurance Company.  AIG also previously purchased shares of common stock for cash in a private placement.  As a result of the purchase and exchange transactions, AIG owns approximately 4.3% of Newtek Capital’s common stock.

Barry Sloane, Chairman and CEO, stated: “These exchanges help grow our shareholder’s equity and further solidify our relationships with the insurance industry which supplies us with capital.”

Newtek Capital, Inc. (www.newtekcapital.com) is a premier provider of business services and financial products to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, and Newtek Client Services-providing marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK LAUNCHES “NEWTEK BUSINESS EXCHANGE”

Provides Business Brokerage Services to Small Businesses

New York, N.Y., October 22, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business services and financial products to small businesses, today announced the launch of “Newtek Business Exchange”, a business brokerage service that helps small and medium sized business owners efficiently and confidentially market and sell their businesses. The Company already provides access to over 2,000 business listings through its website www.newtekbusinessexchange.com, with four New York offices established in White Plains, Long Island, Garden City and Manhattan. In the coming year, Newtek Business Exchange intends to rollout the brand on a national level, with future office locations planned for Louisiana, Colorado, Wisconsin, Alabama, Florida and Georgia.

Barry Sloane, Chairman and CEO of Newtek Capital, stated: “Newtek Business Exchange is a core addition to our branded suite of business services and financial products. In addition to needing advisory during the buying and selling processes, most business owners require financing, and many have additional needs such as back office financial management, electronic payment processing and tax services. As a stand alone revenue generator as well as a cross-sell opportunity, we envision Newtek Business Exchange to be instrumental in our drive to become a leading aggregator of small business clients utilizing our branded services and products.”

Newtek Capital, Inc. is a premier provider of business services and financial products to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek Capital's service brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, Newtek Business Exchange-providing business brokerage services, and Newtek Client Services-providing marketing and customer relations services.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.

FOR IMMEDIATE RELEASE

Contact:

Barry Sloane

Chairman of the Board & CEO

Newtek Capital, Inc.

212-826-9022

bsloane@newtekcapital.com

NEWTEK TO CHANGE NAME TO “NEWTEK BUSINESS SERVICES, INC.”

New York, N.Y., October 29, 2002 – Newtek Capital, Inc. (AMEX: NKC), a provider of business services and financial products to small businesses, today announced action by the Board of Directors to rename the company Newtek Business Services, Inc.

Barry Sloane, Chairman and CEO, stated, “This name change better describes our strategic direction and presents a clearer image of the Company’s function and purpose. In addition, each of our majority-owned portfolio companies has been licensed to use the Newtek name, enabling us to market and cross-sell a unified brand of products and services. We are enthusiastic about the developments of Newtek Business Services and the progress of our family of branded products and services as they penetrate their respective markets.” The name change is expected to be fully implemented within the next 30 days and is subject to a shareholder vote at a special meeting to be held shortly.

Newtek Capital, Inc. is a premier provider of business services and financial products to the small business market. Newtek Capital invests in and provides financial, management and technological services for small businesses throughout the country. Newtek brands include: Newtek Merchant Solutions-offering merchant card processing solutions, Newtek IT Services-offering IT solutions, Newtek Financial Information Systems-offering back office financial information and controller services, Newtek Strategies-offering strategic business management and global marketing services, Newtek Business Exchange-providing business brokerage services, and Newtek Client Services-providing marketing and customer relations services. Newtek Tax Services, providing tax filing, preparation and advisory services, is set to launch by year end.

The statements in this release may contain forward-looking statements relating to such matters as anticipated future financial performance, business prospect, legislative developments and similar matters. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward –looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results to differ materially from the anticipated results expressed in the Company's forward looking statements such as intensified competition and/or operating problems on its operating business projects and their impact on revenues and profit margins or additional factors as described in Newtek Capital’s previously filed registration statement.